EXHIBIT 10.01

[*]   Portions of this exhibit have been omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission (“SEC”). The omitted portions of this exhibit have been filed separately with the SEC.

AMENDMENT NO. 2 TO
EXCLUSIVE SUBLICENSE AGREEMENT

        THIS AMENDMENT NO.2 to the exclusive sublicense agreement (the “Amendment”) is made and entered into as of May 29, 2003 by and between Alkermes, Inc., a Pennsylvania corporation with its principal offices at 64 Sydney Street, Cambridge, MA 02139 (hereinafter referred to as “Alkermes”), and Targeted Genetics Corporation, a Washington corporation with its principal offices at 1100 Olive Way, Suite 100, Seattle, Washington 98101 (hereinafter referred to as “Targeted”).

        WHEREAS, Alkermes and Targeted entered into an Exclusive Sublicense Agreement dated as of June 9, 1999, as previously amended on March 12, 2002 (the “Agreement”); and

        WHEREAS, the parties desire to amend the diligence requirements in accordance with the terms and conditions hereinafter set forth.

        NOW, THEREFORE, in consideration of the foregoing premises, the parties hereto agree as follows:

1.	Unless otherwise provided herein, all defined terms utilized in this Amendment shall have the same meanings as set forth in the Agreement.

2.	Section 2.6 of the Agreement shall be amended and replaced as follows:

At any time after the date which is the [*] anniversary of the Effective Date, Targeted shall, upon receipt of notice from Alkermes to such effect, enter into good faith negotiations to enter into a sublicense agreement with a proposed sublicensee designated by Alkermes in such notice, with respect to any of the Additional Fields of Use for which Targeted, its Affiliates or Sublicensee(s) have not initiated Phase I clinical Trials; provided that entering into such negotiations is not inconsistent with obligations of Targeted to any Sublicensee. Targeted shall consider a request from Alkermes to conduct good faith negotiations to enter into a sublicense agreement with a proposed sublicensee, prior to the [*] anniversary, in fields in which Targeted does not have any ongoing research efforts, but shall have no obligation to enter into such sublicense agreement. Such sublicense agreement, if entered into, shall be subject to Section 2.4 above.

3.	Except as specifically modified or amended hereby, the Agreement shall remain in full force and effect. No oral promise, covenant or representation of any character or nature has been made to induce any party to enter into this Amendment. No provision of this Amendment may be modified or amended except expressly in a writing signed by all parties nor shall any term be waived except expressly in a writing signed by the party charged therewith.

4.	This Agreement may be executed in two or more counterparts, each which shall be deemed an original but all of which taken together constitute one and the same instrument.

        IN WITNESS WHEREOF, the parties hereto have signed this Amendment on the day and year first above written.

AGREED AND ACCEPTED:

ALKERMES, INC. By: /s/ Michael [illegible] Print Name: Michael [Illegible] Its: Vice President	TARGETED GENETICS CORPORATION. By: /s/ H. Stewart Parker Print Name: H. Stewart Parker Its: President and CEO